Confidential portions of this
                                                  document as indicated by [*]
                                                  have been omitted and filed
                                                  separately with the
                                                  Securities and Exchange
                                                  Commission.


                                   HEIDELBERG
                        MEMORANDUM OF UNDERSTANDING NO. 4

                                     between

                                    PRESSTEK

                                       and

                                   HEIDELBERG

                             on 9th day of Nov. 1995


Both parties agreed on following issues:

1.   Defective Diodes replacement costs:

     Heidelberg's share of replacement costs of US-$[ * ] of defective diodes shall be divided. Heidelberg's share shall be US-$[ * ] to be paid prior to
     December 18, 1995. [            *               ].

2.   Increase of kit price:

     From kit No. 81 the price will increase to US-$[ * ] each. This price will be valid until the diode price is lower than US-$[ * ] ea. With a diode price of US-$[ * ] ea the kit price will be US-[ * ].

3.   QM-Royalty payments in 1995:

     Until Dec. 31, '95, the invoice for the kit will also include the royalty, this amount will be paid with the invoice in the usual 45 days. This will be also applicable to the already delivered and billed kits (approx. [ * ] kits). Base of the royalty is the ex factory net price of DM [ * ], to be paid with the official exchange rate when debit note is issued. After Jan. 1, 1996 royalty will be billed with the kit shipment but will be paid in accordance with the terms of the royalty payment terms of the Technology license. Kit payments will be paid separately in 45 days.

4.   Shipments until approximately Jan. '96:

     Scheduled shipments will be held at Presstek until the new diode with the confirmed improvements are available and assembled in the kit. Heidelberg accepts responsibility for these completed kits held for them at Presstek.

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     These units are stored by Presstek for Heidelberg. The insurance is covered by Presstek.

     Heidelberg will accept and prepay all invoices for the scheduled withheld deliveries. Ship when diodes are at latest engineering change order - we will have approximately 42 kits at the end of Jan. 1996.

5.   Diode inspection and replacements on kits being at Heidelberg stock:

     Heidelberg will make an incoming inspection on all kits on stock (based on the agreed test procedure) and send rejected diodes to Presstek for exchange, free of charge. Presstek will replace the rejected diodes with 100% tested, either existing or new improved diodes.

6.   US-$[ * ] payment from Heidelberg to Presstek:

     Heidelberg agrees to pay Presstek US-$[ * ] in 12 mth equal payments of US-$[ * ] during 1996. These payments will be sustaining engineering services.

7.   QM-DI Royalty rate:

     All previous QM-DI exclusive Royalty rate agreements are superceded by this agreement to have a [ * ]% royalty rate for the current exclusive license.

8.   Plate material in stock at Presstek:

     Presstek and Heidelberg will work out an arrangement about the use of the plate material on stock at Presstek. This material will be replaced for customer use by a still to be approved white material. A special price will be agreed to for this material if it is not acceptable for customer use.

9.   Warranty of kits and components:

     Presstek agrees on a one year warranty from the date of shipping the press to the customer but not longer than 18 mths from Presstek shipments.

This agreement does not modify the existing Master Agreement, Technology License, Supply Agreement and Memorandum of Performance No. 1-3 other than issue 7 and 9 in this agreement.


Heidelberg, 8th Dec., 1995

/s/ Dr. Herbert Meyer        /s/ Dietmar Kurz        /s/ Richard A. Williams
    Dr. Herbert Meyer            Dietmar Kurz            Richard A. Williams
         Heidelberger Druckmaschinen AG                  Presstek

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